DENTSPLY INTERNATIONAL, INC.

                      Moderator: Gary Kunkle
                         October 27, 2004
                            7:30 am CT


Operator:    Good morning. My name is Melanie and I will be your
             conference facilitator. At this time, I would like to welcome everyone to the Dentsply International Third
             Quarter 2004 Earnings Release Conference Call. All lines have been placed on mute to prevent any background noise.

             After the speaker's remarks, there will be a question and answer period. If you would like to ask a question during this time, simply press star then the number 1 on your telephone keypad. If you would like to withdraw your question, press the pound key.

             At this time I would like to introduce Mr. Kunkle, Vice Chairman and Chief Executive Officer. Thank you
             Mr. Kunkle. You may begin your conference.

Gary Kunkle: Thank you Melanie and good morning and thank you all for joining the Dentsply International Third Quarter 2004 Conference Call. My name is Gary Kunkle and I am the Vice Chairman and Chief Executive Officer. Also with me today are Tom Whiting, our President and Chief Operating Officer, and Bret Wise, Senior Vice President and Chief Financial Officer.

             I'll begin today's call with some comments regarding our third quarter and our year to date results. I'll make some additional comments to update you on the activities that are taking place with our business, and conclude with some remarks regarding our outlook for the balance of the year.

             Bret will then go through a more detailed review of the P&L and the balance sheet and finally, all of us will be pleased to answer any questions that you may have.

             Before we begin, it's important to note that this conference call may include forward-looking statements involving risks and uncertainties. These should be considered in conjunction with the risk factors and uncertainties described in the company's most recent annual report on Form 10-K. This conference, in its entirety, will be part of an 8-K filing and will be available on our Web site.

             As you probably know, we released our announcement of our third quarter results after the markets closed yesterday, and we're very pleased to report excellent quarterly earnings. Our reported sales during the third quarter were $390.6 million. This represented an increase of 4% compared to the third quarter of 2003. If you exclude the precious metal content, the increase was 5.1% for the quarter.

             The 5.1% gain for the quarter broke out as follows:
             base business was 1.7%, exchange was 3.4% and there was really no impact from acquisitions or divestitures.

             The geographic base business growth, ex precious metals was as follows: the United States was 1.6%, Europe was .4%, Asia was 16%, Latin America was a minus 2.1%, and the rest of the world was 4%.

             Given the low internal growth in our two largest markets, the United States and Europe, I'll spend additional time as I review these markets talking about the contributing factors to the slower growth and what impact, if any, these factors will have going forward.

             Specifically talking about the United States - as I mentioned earlier, the internal growth for the U.S. was 1.6%. This slower growth was primarily affected by two issues: negative growth in the southeastern United States during the months of August and September; and negative growth for the anesthetic category for the entire quarter.

             As with many companies in the U.S., we were adversely affected by the impact of the multiple hurricanes that the southeastern United States experienced during the quarter. We estimate the impacted area to be approximately 16% to 18% of our U.S. sales. As we went into August and looking at our direct businesses, they were running ahead of 2003 in the mid to high single digits in the Southeast. During August and September, those sales were below the same period in 2003 by a negative 4% to 5%.


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             With respect to our distributor based products - as
             you know, our distributors report the sales that they make of our products to us each month. In going into August, those reported sales for those products in the Southeast were ahead of last year by approximately 5%, and during the months of August and September, dealers reported a decline in those products of approximately minus 7%.

             With respect to anesthetics, this segment of our business was down by 24% in the United States in the third quarter compared to the third quarter of '03. In that quarter, the third quarter of '03, we shipped approximately $1.5 million of Polocaine 2%, which is one of our anesthetic formulations.

             And while this amount is not significant as a percent of our total business, it does represent over one year's sales for this particular product. This event was a result of a sizable backorder of this product going into the quarter while we were awaiting FDA approval of a change in suppliers of one of its active ingredients. This accounted for most of the negative comparison in the category.

             The other contributing factor was a competing anesthetic product. Dentsply Pharmaceutical, along with all other anesthetic suppliers in the United States, has been impacted by the introduction of an Articaine formulation into the U.S. market by Septodont, which is a global competitor in the anesthetic sector. This formulation was introduced a few years ago in the U.S. and has since gained approximately 30% market share of the U.S. market.

             This is not a new formulation. However, it is new to the U.S. market. Its current market share in the U.S. is consistent with its share in other markets around the world. And the more recent market share data suggest, from a consecutive quarter basis, that we have now stabilized our share in the U.S.

             Today, we sell an Articaine formulation in many countries in Europe, and we also sell it in Canada. We're currently in the process of following the necessary protocol to introduce such a formula in the U.S. Our expectation is that we'll have a competing product available for market in 2006.

             Going to Europe, our internal growth for Europe in the third quarter was .4%. The primary deterrent to a more robust growth rate in Europe was Germany. Each state in Germany establishes a budget for dental reimbursement for the year. If the budget is exhausted during the calendar year, the reimbursement to the dentist drops by 50% to 60% for any submission made during the balance of the year after this budget has been exhausted.

             While this historically has not been a problem, several states began running over budget in the third quarter and thus began reducing dental reimbursement to dentists in their respective states. Such a reduction encourages dentists to postpone certain procedures until the budget is reinstated and they can receive the full reimbursement. In this particular case, that, of course, would be 2005.

             While this problem is not prevalent in all states, it is in many of the major states. This was unanticipated by most - obviously, unanticipated by us. However, in hindsight, it was probably triggered by the high volume of procedures that were performed during the first quarter.

             As you may recall, many patients scheduled procedures during the fourth quarter of 2003 to be done during the first quarter of 2004. This allowed them to be reimbursed according to the 2003 reimbursement formula as long as the procedure was scheduled before January 1, 2004.

             To put this in perspective as to how this impacts Europe overall, Germany represents approximately 50% to 55% of our European business, and Germany was negative for the quarter by minus 3.6%. Of course, this means that the balance of Europe was performing well and was about plus 4.5% above the previous year, which is compared to a normal market growth of 3.5%.

             On a more positive note, Germany has finalized its dental reimbursement for 2005. Effective January 1, 2005, fixed reimbursement for prosthetic work will replace the traditional percentage of procedure paid formula. In making this change, a patient will now be able to apply that reimbursement towards any prosthetic procedure. This would include ceramic bridges and dental implants, two areas that did not receive any reimbursement under the percentage reimbursement scheme.

             Effective July 1, 2005, prosthetic work will be reimbursed under a separate insurance program. This program will be funded by a mandatory salary deduction of .4% of salary, and will be designated for prosthetic work only. Also, while each state will have to forecast their reimbursement expenditures for planning purposes, there will be no budget that functions as it does today.

             In other words, there will be no time which the reimbursement will drop as a result of reaching certain spending levels. We view this change as very positive by providing reimbursement for both Cercon based products and dental implants, which are not reimbursed under the current plan.

             Moving to Asia, our Asia business continued to do well with a 16% internal growth for the quarter. This represents the third consecutive quarter of double digit growth implying a return of historical growth rates into this region. The market growth is estimated to be 9% for dental products, and we're obviously pleased with the growth trends. Exceptional sales were realized in Korea, China and Hong Kong.

             As we look at Latin America, our Latin American businesses continue to be influenced by the economic uncertainties of the region. This is highlighted by a negative performance in Mexico versus 2003 and a flat performance in Brazil. Having said that, in spite of these depressed business conditions, we're confident that we're outperforming the market in these key regions in Latin America.

             Looking at the balance of the world, we had internal growth of 4%. This was really led by strong performances in the Middle East and Australia.

             Just some other items of interest - commenting on the anesthetic plant in Chicago, the media bills and the stability batches needed for the plant start up to supply Australia and the UK markets have been successfully completed. MHRA, which is the health authority for Australia and the UK, is scheduled for an inspection the week of November 8. Assuming a successful inspection, we're on schedule for production and shipments to these markets. Also, Canada and the U.S. stability batches have been run and progress continues to support Japanese manufacturing site transfer in early 2006.

             Oraqix - as we previously announced - Oraqix, our new non-injectable anesthetic for scaling and root planning will be launched this quarter in the United States. We have signed an exclusive distribution agreement with OraPharma, which is a division of Johnson & Johnson, and they will handle the sale of Oraqix in the U.S. for us.

             OraPharma is a well-established dental pharmaceutical company. Their targeted customer base is identical to that of the potential Oraqix users. They have over 100 sales representatives and a very limited product line; in fact, many would say they have a one product line with Arestin, which coincidentally is an antibiotic product for periodontal disease. They are just an ideal partner for us and we look forward to working with them towards the successful commercialization of Oraqix.

             We expect that they'll be beginning their sales activities later this month. We also anticipate a product launch in Sweden in the late fourth quarter or early '05, and expanding the product throughout Europe as additional country approvals are granted.

             Just some comments on new products - year to date we've introduced 18 new products in virtually every category. During the third quarter we introduced five products, including a new Cercon based shade, primarily targeted for the U.S. Additional products were launched in lab, orthodontics, preventatives, and restoratives.

             We anticipate an additional seven product launches during the fourth quarter. As you look at future new products, we recently announced an agreement with Doxa AB, which is a European research company, and this agreement is to develop and commercialize their bioactive ceramic technology. This is a technology platform that has the potential for multiple products utilizing its ability to create a chemical integration between certain materials and dentition, or the bone structure.

             We're very excited about this relationship. It truly mirrors the kind of technology investment that we're prepared to make in order to meet future needs of dentistry. And it's very similar to the relationship we have with Georgia Tech, which continues to expand.

             Just some comments on the outlook for the balance of the year - as we look at the rest of the year from a sales standpoint, we expect the U.S. will have some lingering effects from the hurricanes in the Southeast. We also anticipate that the lack of available dental budgets in key states in Germany will affect our growth in that region. We do, however, see that both of these events as fourth quarter only with no carryover effect into 2005.

             Given these two events, we anticipate internal growth for the quarter to be in the low single digits. However, even with the lower sales growth, we continue to see favorable margins and are improving our earnings guidance from the current range of $2.28 to $2.33 to a new range of $2.33 to $2.35. Given our 2004 beginning estimates of $2.25 to $2.30, we're very encouraged by our projected results for the year and we're very optimistic going into 2005.

             That concludes my comments and I will now turn the call over to Bret Wise for a financial review.

Bret Wise:   Thank you Gary. Good morning everyone. Thank you for
             joining us on our third quarter conference call. I'd like to start by highlighting some items from the P&L for the third quarter and then I'll touch briefly on some cash flow items and some selected balance sheet items.

             Looking first at the income statement - as Gary mentioned, net sales for the third quarter grew by 4% in total, and 5.1% excluding precious metals. The mix of sales was fairly stable by geography versus the prior year third quarter with the U.S. representing 45.8% of sales ex pm this year, compared to 47.3% in the prior year. And Europe represented 34.4% of sales this year compared to 33.4% in the prior year quarter. So in total we saw the mix shift about one percentage point as an increase in Europe and a decrease in the U.S.

             Gross margins for the quarter were 57.6%, that's ex precious metals and it's up 170 basis points compared to 55.9% in the third quarter of 2003. There are really two points to make here. First of all, as you recall, last year in the third quarter we experienced a drop of close to one percentage point in our gross margins due to an unfavorable mix in the third quarter last year. This quarter we experienced just the opposite, thus most of the improvement in the gross margin as a percent of sales is due to the mix. In addition to that, we did continue to see improvement on the operational cost side of our business, which also benefited the margin in the current period.

             SG&A was $128.8 million or 37.3% of sales ex precious metals this quarter versus 36.5% in the prior year third quarter. The increasing cost as a percent of sales, in the current quarter was driven by Oraqix launch expenses that hit in the third quarter. We'll have some more of those costs in the fourth quarter. Uncapitalized costs relating to the new anesthetic plant in Chicago as we prepare to start up that plant and additional costs related to our Sarbanes-Oxley compliance as we prepare for first year of certification under the new rules. Absent those three items, SG&A would have been about the same as the prior year as a percent of sales. As I mentioned, we'll continue to see higher costs in all three of these categories in the fourth quarter of 2004 and then, to some extent, in 2005.

             In the current quarter we have a restructuring charge of $2.1 million, and that's related to the continuation of the consolidation of our U.S. lab business, which we first disclosed on our January 2004 call. In addition in the third quarter, we initiated a restructuring and a consolidation of our European lab business.

             As you'll recall, we acquired the Degussa dental business in late 2001, and then quickly thereafter took action to realize the synergies that were inherent in that transaction. This year our DeguDent management team - the current name for the Degussa business is DeguDent - and the local management team identified additional opportunities to reduce the cost and further improve the operational effectiveness in the European lab business and they have taken steps to realize those savings by early 2005.

             The total cost of the program in Europe is approximately $3 million, of which $1 million was recorded this quarter, and the remainder will be recorded in the fourth quarter this year and the first quarter next year. The payback on this program is really quite good. It's less than one year, and it could be substantially better than that. In total, of the programs we have underway at present, we anticipate additional restructuring charges of $1.7 million in the fourth quarter and $1.2 million in early 2005.

             Operational margins for the quarter were 17.4%, and that's up 40 basis points compared to 17.0% in the 2003 quarter. Operating margins based on sales excluding precious metals were 19.7%. That's up 30 basis points from 19.4% last year. And if you look at it on the same basis and exclude the restructuring charges in 2004, operating margins as a percent of sales ex precious metals improves significantly to 20.3% for the quarter compared to 19.4% in the prior year quarter.

             Other expenses in the quarter were $5.5 million which is up $1.3 million compared to the prior year third quarter. The 2003 quarter included two things of significance. The first was an exchange gain of $1 million, and the second was a gain on the valuation of the PracticeWorks warrants of $900,000. So we had about $1.9 million of unusual gains in the third quarter last year.

             In the current quarter we had a $100,000 exchange loss, and of course we have no corresponding item for PracticeWorks as that investment was sold in the fourth quarter of 2003.

             Looking at the tax rate, the rate for the quarter was 26% compared to 32.4% in the third quarter of '03. I think it's best to look at the tax rate really in two components: the first is what I'd like to call the operational rates, which for the quarter was 30.5%, bringing the cumulative operational rate for the year to 31.2%. This 31.2%, which is our year to date operational rate, reflects our best estimate of the full year tax rate at this point.

             The other component of the rate relates to resolution of certain tax matters that relate to prior periods which resulted in a reduction of tax this quarter of approximately $2.9 million. As you know, the accounting treatment for tax contingency items often results in the reporting of a matter in a period of resolution. Thus, these items can skew the reported rate in any one period.

             Accordingly we're going to continue to describe to you what the operational rate is and it's because we believe that's more indicative of the long term tax rate. So for the full year, we expect a normal operational tax rate to be in the 31% to 31.5% range, excluding those one-time items. And at present, our best estimate is 31.2%.

             So earnings from continuing operations were $46.3 million, or 57 cents per diluted share. That's a 14% increase over the third quarter of '03. And year to date earnings from continuing operations are $1.73 per share and that's up 14.6% compared to $1.51 for '03.

             As Gary commented earlier, for the full year, again we've increased our guidance from the $2.28 to $2.33 range up to the $2.33 to $2.35 range for earnings per share from continuing operations. This reflects the results through the first nine months of $1.73 from continuing operations and our expectations of earnings in the fourth quarter excluding any restructuring charges or non-operational tax rate adjustment.

             For the fourth quarter, we do expect to have both restructuring charges and further non-operational tax adjustments. And in total, on a net basis, we expect them to be either neutral or slightly positive. Those adjustments, though, are not reflected in our earnings assessment of $2.33 to $2.35.

             Also looking at the fourth quarter for purposes of your modeling, I'd like to remind you that the fourth quarter of 2003 included approximately $5.8 million in pre-tax gains on our sale of our investment in PracticeWorks, which was, of course, the transaction that was completed in the fourth quarter and we recorded the gain in the fourth quarter of '03.

             Switching gears to the balance sheet and cash flow. Cash flow continued to be very strong in the third quarter, with operating cash flows of approximately $73 million and capital expenditures of approximately $11.4 million, yielding free cash flow of about $61.6 million in the quarter. On a year to date basis, our operating cash flows are approximately $185 million, compared to $167 million for the first nine months of '03, so we've seen a substantial improvement in cash flow this year.

             Other cash flow items that are often of interest - in the current year we have depreciation and amortization year to date of $37 million, and capital expenditures year to date of $37 million.

             Inventory days were 93 at the end of September and receivable days stood at 57 at the end of September
             '04.

             The balance sheet continued to strengthen during the quarter. At the end of September we had $407 million in cash and long term debt of $782 million.

             That concludes our prepared remarks. We'd be glad to take any questions you have at this time. Melanie, can you open the line for questions?

Operator:    At this time I would like to remind everyone, if you
             would like to ask a question, press star then the number 1 on your telephone keypad. We'll pause for just a moment to compile the Q&A roster.

             Your first question comes from Derek Leckow with Barrington Research.

Derek Leckow:   Thank you. Good morning, and congratulations on a
             strong profitability here despite the temporary slowdown from your markets. I just had a question on the operating margin outlook for next year. Obviously you're still spending a significant amount for these development projects and also on the construction and validation of your anesthetic plant.

             Can you talk to us a little bit about your outlook for operating margins for the coming years?

Bret Wise:   Yeah, Derek, thanks very much. This is Bret. For next
             year, we're still targeting a 50 basis point improvement in the operating margin. The significant challenges we have are the ones that you mentioned, and that is that the Pharma plant start up which now is probably late December or early January, and thus we'll absorb next year probably somewhere in the range of $5 to $6 million in start up costs related to the Pharma plant.

             But despite that, we're still targeting a 50 basis point improvement over the long term every year. And that's where we stand at this point.

Derek Leckow:   And is that 50 basis points - it's probably going
             to be an additional increase on the gross margin as well, isn't that right?

Bret Wise:   Yeah, it will be split between gross margin and SG&A.
             You know, normally we would say that most of it comes from gross margin and less from SG&A. Next year that may be split a little differently because, of course, we'll be absorbing those Pharma start-up costs in cost of sales and thus, we might have a little bit better improvement in the SG&A line than in the gross margin line, would be my guess at this point.

Derek Leckow:   Okay. That's helpful. And then also on the cash
             flow - you've got significant cash flow here and you're building a giant war chest on your balance sheet. I wonder if you could talk a little bit about the outlook for acquisitions. It's been a little bit slower here, it seems to me, in the last year since Degussa, but what do you see out there? Can you talk a little bit more broadly about what your opportunities are on the acquisition front?

Gary Kunkle: I will Derek. I mean, obviously it was lower for some very good reasons, and we were integrating the three large acquisitions we made in 2001, and we needed to get our debt down. But we couldn't be more aggressive today than we are. I mean, we are very aggressively pursuing very specific targets. The three areas that were our focus first of all would be share in categories in which we already compete. We're really not targeting any dental products from categories in which we don't compete.

             The second one would be geographic expansion. And the third would be technology. If we had to say at this point which ones we were closer to, we'd be closer to consummating some kind of activity in share and technology, and less so in geography. But just to reiterate what I said earlier, we have very specific targets, we are very aggressive with it, and we truly look forward to making some announcements possibly before the end of the year, but certainly in early 2005 at the latest.

Derek Leckow:   Gary, looking at share and technology type
             acquisitions, does that imply that you would consider doing a diluted acquisition or would your historical criteria of, you know, accretive within the first year, would that still apply at this point?

Gary Kunkle: Well, yeah, our criteria hasn't changed. We would still target for it to be neutral to accretive within the first 12 months. But having said that, as you know, we've made two that were diluted. They were Degussa and Friadent and we would do those again today because they have been very, you know, favorable to our business and they are very strategically important to us.

Derek Leckow:   Those were sort of, you know, some pretty large
             acquisitions though. I wouldn't expect to see that type of opportunity come along. I would expect, and I guess I want to ask if you agree, that we would see more of a plug-in type acquisition that would perhaps be integrated more rapidly going forward.

Gary Kunkle: Well obviously I can't comment on that unless I talk specifically about what we're targeting. But I can just reiterate what I said before, is that our target would be for it to be neutral to accretive in the first twelve months. And it would truly have to be a strategic exception to deviate from that guidance.

Derek Leckow:   Okay. Looking at the analyst estimates that are
             out there right now for next year, you've got a consensus of around $2.62, which is roughly 10 or 11% above the upper end of your range for the fourth quarter of 2004. Could you comment at all about how you feel about those estimates, and whether or not, you know, there could be some upside related to acquisition activity?

Gary Kunkle: Actually I can't, Derek. I mean, at this point, we are in the middle of our budget process for 2005, and we normally comment on the guidance for the next year at the conclusion of the fourth quarter conference call.

Derek Leckow:   Is it fair to say that on a longer term basis you
             would still expect earnings to grow above 10%, or what sort of a long term earnings growth goal do you guys internally have?

Gary Kunkle: I think that's fair.

Derek Leckow:   Okay, great. Congratulations. Thanks a lot.

Gary Kunkle: Thank you.

Operator:    Your next question comes from Dax Vlassis with Gates
             Capital Management.

Dax Vlassis: Yes, I was just curious to what you thought
             depreciation and amortization would come in for the year, and then CAPEX expenditures for this year and next year.

Bret Wise:   Derek - or Dax, sorry. I think that the run rate we
             have for depreciation, we're at $37 million after three quarters is a good indication that the run rate will continue for the rest of the year. I don't see anything that will move that a whole lot.

             CAPEX this year stands at $37 million. I think it will be in the 55, kind of the mid-50s range for the full year. And we're just, as Gary mentioned, we're just setting our budget process for next year so we're not ready to put forward a number for next year at this point. But I would say that it will be in the normal range of $55 to $65 million probably.

Dax Vlassis: Okay. And then as far as the, you know, your impact from the hurricanes. Did you notice that on a distributor basis? Did you talk to distributors and say that people in the same sort of impact in those markets as you did?

Gary Kunkle: Well, we did two things. First of all, as I said earlier, we looked at our direct business, which you get the immediate feedback on that because we can look at it on a daily basis. And we didn't look so much at dealer purchases as we looked at dealer sales, which they report to us to look at trends.

             Having said that, we talked to two dealers that have a higher concentration of business in the Southeast, both of which reported that during that period a minus 12 and a minus 15% respective compared to their comparable period the previous year.

Operator:    Your next question comes from Suey Wong with Robert
             Baird.

Suey Wong:   Thank you. Gary you gave a lot of good detail on the
             hurricane impact in the Southeast whether it was direct or whether it was through distributors. Is there a way of looking at the July numbers here and talk about an impact on internal growth overall?

Gary Kunkle: For the period?

Suey Wong:   Yes.

Gary Kunkle: Actually there are two factors that kept me from doing that, Suey. First of all, in looking at the impact I wanted to look at the trend going into it. And obviously trying to isolate July is not a trend, so that made it tough for the quarter. So I looked at year to date trends and then the impact in July and August.

             The second thing is the data I gave you, 50% of our business in the U.S., which is, I should back up, 60% globally, is distributor, 40% is direct. In the United States, it's 50/50.

             Obviously the direct business is very easy to read. The dealer business I gave was what they sold of ours. The purchases were very different from that in that I'm certain they saw that the demand was dropping and purchases didn't necessarily follow that trend. So trying to see what impact it had on the quarter is very difficult, because you can't anticipate what purchases would have been by the dealer under, you know, under these conditions.

Suey Wong:   Included the internal growth was negatively impacted
             by the hurricane weather in third quarter. Did I hear you right when you said that it would still be an impact in the fourth? Or should I think about procedure volume shifting, or due to dental business shifting third quarter to the fourth quarter and then potentially being a positive impact?

Gary Kunkle: No, I think you're going to see some carryover into
             October. I mean, obviously there's no more hurricanes, but people are still recovering from it. And so you're going to see some impact into the fourth. And I don't see this as a catch up. I mean, dentists today are very busy. It's not like they have a lot of extra time to put on additional procedures. So I think everything gets pushed, and I don't see a lot of catch up with this. I just think everything gets pushed out.

Suey Wong:   Okay. Gary, how should we think about the performance
             of Germany in the fourth quarter? Should there be an improvement in Germany?

Gary Kunkle: I don't anticipate it. You know, if a dentist has an opportunity to push a procedure into a quarter where he can get a higher reimbursement, he can do it. And we've only seen this one time historically and, you know, that would suggest they're going to move the business into 2005.

             Having said that, obviously 2005 will start very strong in Germany for the first six months. You have to look at the comparisons, because as you recall, we had a double digit increase in the first quarter in Europe this year followed by, I think it was, 2.5% in the second quarter. So you need to look at it over the six month period.

Suey Wong:   Given the impact of the hurricane and also Germany,
             should we expect to see internal growth being somewhat similar to the range in the third quarter?

Gary Kunkle: Well, it's going to be low single digits. I certainly hope it's above the third quarter, but I still think it's going to be low single digits.

Suey Wong:   Okay. In Europe, did you see any impact in the
             consolidation of distributors?

Gary Kunkle: We have not to date.

Suey Wong:   Okay. Then last question - could you give us an
             update on the lab business please?

Gary Kunkle: Yes. I assume you're talking particularly about the
             United States, since that's what we focused on before.

Suey Wong:   Correct.

Gary Kunkle: Again, it had some impact because of the region. The materials part of the United States was 2 to 3% over, obviously impacted by the Southeast. The equipment piece of it was negative, I think, mid teens. So overall, with the equipment being 10, 15% of the volume, the lab business was relatively flat for the quarter.

Suey Wong:   Okay, thank you.

Operator:    Your next question comes from Michelle Starr with
             York Daily Record.

Michelle Starr: Hi, good morning.

Gary Kunkle: Hi Michelle.

Michelle Starr: Recently an independent panel named Dentsply among other companies that received Iraqi oil, and I'm wondering if you have a comment about the company division being named in what is being called an alleged corruption, and have these surcharges affected the company's earnings?

Gary Kunkle: Well, if you and I read the same article, the one I read said that there were no allegations against the companies that were selling. But I can give you the details. In 1997 we sold $140,000 worth of amalgam into Iraq and the product was supplied under the Food for Oil program. It was supervised by the United Nations, and all the licenses that you need to obtain we obtained. So everything was done according to procedure. There have been no transactions since 1997 by any Dentsply company into Iraq to my knowledge.

Michelle Starr: Thank you.

Operator:    Your next question comes from Greg Halter with Great
             Lakes Review.

Greg Halter: Good morning guys, and good results on the bottom line. Just a couple of - just minor points here. Bret, do you have any short term debts on the balance sheet and do you have your accounts payable balance?

Bret Wise:   Sure. We do have approximately $22 million in short
             term debt. That's comprised of $20 million of debt that will mature this quarter in December. It was long term, obviously, a year ago, and $2 million of short term borrowings in some of our international subsidiaries. So in total that's $22 million.

             Accounts payable at the end of September was roughly
             $74 million.

Greg Halter: Okay, and can you give us an update on the share re-purchase program - if you bought any and how many you have left?

Bret Wise:   Sure. To date, through September, we had repurchased
             540,000 shares and obviously that means we have about
             460,000 yet available under our 1 million share authorization.

Greg Halter: Okay, and do you have a feel for what you paid on those 540,000 shares, either per share or total?

Bret Wise:   Yeah, the average price was about $46. That's for the
             full year obviously.

Greg Halter: Right.

Bret Wise:   So it was lower than that early in the year and
             obviously higher than that later in the year.

Greg Halter: Okay, thank you.

Operator:    Your next question comes from Richard Yett with
             Monness.

Richard Yett:   Thank you. Could you review the Doxa relationship
             further? Might this product's purpose be to build bone structure to allow implants and whatever it is? And could you also give us an idea when a commercial product might be available?

Gary Kunkle: Obviously for competitive reasons, I don't want to get into too much detail. But it does not augment bone growth.

Richard Yett:   Oh shucks.

Gary Kunkle: But having said that, don't get too disappointed.
             We're very excited about the technology. It really helps in kind of bonding between the materials and the dentition part of the bone structure, which, you know, would lead to less leakage which leads to better performance on the restoration.

             With respect to commercialization, you know, this is very similar to some of the projects we have going on with Georgia Tech, and they're longer term projects, but I wouldn't discount the possibility of a product being available in 2006.

Richard Yett:   Great. Thank you.

Operator:    Your next question comes from Derek Leckow with
             Barrington Research.

Derek Leckow:   Yeah, Bret, I just had a follow up on the debt
             structure. Could you talk a little bit about any opportunities you might see in the - I'm not sure about the maturity at this point, but is there an opportunity to reduce your long term debt within the next couple of years?

Bret Wise:   Sure. As, you know, we've stated in the past, we have
             a very high quality problem, and that is we have very low coupon debt that has very high penalties to repay it early. We have a substantial amount of a debt that will mature in late 2006. Well, let me back up. We have $20 million this year, we have about $70 million next year that matures, and then we've got a sizable piece that matures in late '06, over about $500 million actually.

             We have been, obviously, increasing our cash balances, because we've had very strong cash flow. We've looked at opportunities to retire the debt early, but the penalties are such that it's more favorable for us to hold the cash even though returns are low and pay the low coupon on the debt until maturity. So at this point, other than the $20 million in December of this year, the $70 million late next year, unless something changes, I don't anticipate having an opportunity to repay the debt early.

Derek Leckow:   Okay, and in the interim, I guess, is the board
             considering increasing the dividends at this point?

Bret Wise:   Derek, we just had an announcement about, I guess,
             two or three weeks ago that we increased the dividend. I think it was 14 or 15% at the September meeting, and that will be effective at the end of this year.

Derek Leckow:   I'm talking about beyond that.

Bret Wise:   We have no plans at this point.

Gary Kunkle: No hard plans.

Derek Leckow:   Okay, great. Thanks a lot.

Operator:    Your next question comes from Dax Vlassis again with
             Gates Capital Management.

Jeff Gates:  Hi. Jeff Gates. How big is the anesthetic category as a percent of your U.S. business?

Gary Kunkle: Let's see. It's going to be low single digits
             percentage, Jeff.

Jeff Gates:  Okay, so if it's low single digits and it was down
             25%, so you're basically saying that was a half a percentage point of your internal growth being lower?

Gary Kunkle: Yeah. I haven't done the math, but that would be realistic. You know, it was just something that stood out and so I felt like I needed to bring it up.

Jeff Gates:  Right. But if I'm doing the math - did you have normal growth in the Southeast in the first month of the quarter?

Gary Kunkle: As I said, I looked at it year to date because I was trying to establish the difference between what would be a normal trend, and obviously July is not a trend. So I looked at a year to date, and then I compared August and September to that trend.

Jeff Gates:  Right. Okay. But, okay. I was just trying to get to the fact if I was doing the math right, if you were up sort of a 3-1/2% in the first month and down four and down four, implies that the business outside the Southeast in the United States grew maybe 2.2% or something like that?

Gary Kunkle: It's tough to reconstruct it, Jeff, because the one variable is what dealers buy as opposed to the data I was using is what they sell of our products.

Jeff Gates:  Okay.

Gary Kunkle: Obviously if they saw the sale dropping off, they did not increase their inventory. They used what they had to sell out.

Jeff Gates:  Right. But the internal growth that you cited is actually your shipments, correct?

Gary Kunkle: It's our direct shipments, which is 50% of our
             business.

Jeff Gates:  Right.

Gary Kunkle: And it's what the dealer shipped of our products.
             It's not what they bought of our products. And what they bought is what, obviously, is our recorded sales.

Jeff Gates:  Okay, and if I heard you correctly, you talked about that August, September was down 4 to 5% year over year in the Southeast, but the distributors' final sales were down 12%. Did I hear that correctly?

Gary Kunkle: I said that we had spoken to two dealers that had what I call a high concentration of business in the Southeast and asked them about their business during that same period of time.

Jeff Gates:  Right.

Gary Kunkle: And they had - I mean, this is anecdotal. They didn't give us any report, that their business was down 12 and 15% respectively, compared to August, September of the previous year.

Jeff Gates:  But does that imply that distributors built their inventories, and therefore we should expect more of a lingering effect until those get worked down to the distributor level?

Gary Kunkle: Well, that wasn't intended to imply anything. It was just some database to confirm that our business was consistent with everyone else's in the region.

Jeff Gates:  Okay. And last question is, why don't you pay down the revolver with your growing cash balance, or do you have cash trapped overseas. And if so, do you plan to repatriate any on the tax holiday with the lower tax rate?

Bret Wise:   The only money we have on the revolver at this point
             is about $100 million of borrowings in Japanese yen.

Jeff Gates:  Okay.

Bret Wise:   The coupon is 1.6%. The penalty to pay it back would
             be about 3% because we had some swaps involved.

Jeff Gates:  Okay.

Bret Wise:   And thus, we've chosen to continue to pay the 1.6%
             and earn more than that on the cash reinvestment until maturity.

Jeff Gates:  Right. And I guess as far as the rest of the U.S.
             outside of the Southeast, what would you say the growth rate would be for your business and did you lose share, or did the overall market slow?

Gary Kunkle: Jeff, I did not look at that, and we couldn't make or share at this point over the current quarter, because we don't get the data that quickly.

Jeff Gates:  Right. I understand. Okay, thank you very much.

Operator:    Your next question comes from Greg Halter with Great
             Lakes Review.

Greg Halter: Hi guys.

Gary Kunkle: Hi Greg.

Greg Halter: Just a follow-up on that swaps answer that you made,
             Bret. Can you give us the amount of the positive or negative value of those swaps?

Bret Wise:   I don't have that at my fingertips, but it has been
             about $60 million positive.

Greg Halter: Okay.

Bret Wise:   I would guess it's still in that range. The one that
             we were speaking about a moment ago, the Japanese swap, is actually out of the money, because it was a swap from variable rate Japanese to fixed rate
             Japanese.

Greg Halter: Okay.

Bret Wise:   And even though we're paying 1.6%, that's above the
             variable rate today.

Greg Halter: But in total you think it's around $60 million?

Bret Wise:   Yes.

Greg Halter: Okay, thanks.

Operator:    At this time I would like to remind everyone if you
             would like to ask a question press star then the number 1 on your telephone keypad.

             At this time there are no further questions. Mr.
             Kunkle, are there any closing remarks?

Bret Wise:   Operator, I'd like to go back to that last question,
             because I just found the number on the derivative is actually $42 million. It started the year at $63 million, has come down each quarter and because of the movement in interest rates, and today it's $42 million.

Gary Kunkle: Thank you Melanie. I'd like to also thank everyone for your participation in the call, and just reiterate that certainly we'd like to see the internal growth for the third and fourth quarter to be higher, but we do see these issues affecting growth to be temporary and not to be lingering into 2005.

             We're very optimistic about next year, and we're very pleased with our earnings despite the internal growth issues and thank you for your support of our company.

Operator:    This concludes today's Dentsply International Third
             Quarter 2004 Earnings Release Conference Call. You may now disconnect.


                                END